Exhibit 10.6

AMENDED AND RESTATED
SEVERANCE AGREEMENT

This Amended and Restated Severance Agreement (this “Agreement”) is made as of this 29th day of March 2007 between ROBERT H. RUDMAN (“You” or “Executive”) and DOLLAR TREE STORES, INC. (“Dollar Tree.” For purposes of this Agreement, “Dollar Tree” shall be deemed to include any of its direct or indirect subsidiaries.) This Agreement amends, restates, and supersedes in its entirety that certain Severance agreement dated June 4, 2003 by and between Executive and Dollar Tree.

In the event Dollar Tree terminates your employment for any reason other than "cause," death, permanent disability or retirement, you shall be entitled to receive one year of salary continuation as SEVERANCE. Such salary continuation will begin the day after your employment separation and continue for twelve (12) months. Anything herein to the contrary notwithstanding, no SEVERANCE shall be payable under this Agreement if your employment with Dollar Tree terminates on or after May 26, 2008.

On the date hereof, Executive and Dollar Tree have also entered into that certain Retention Agreement by and between Dollar Tree and Executive (“Retention Agreement”). In the event severance would otherwise be payable under both this Agreement and Retention Agreement, then (i) the Severance Payment (as defined in the Retention Agreement) shall be in lieu of any SEVERANCE under this Agreement and no payments shall be made under this Agreement, and (ii) if any SEVERANCE has been paid under this Agreement, the Severance Payment under the Retention Agreement shall be reduced by the amount of any SEVERANCE that may have been paid under this Agreement.

As a fundamental condition for this SEVERANCE provision, you agree not to compete with Dollar Tree for one year if SEVERANCE is triggered. Consequently, during such one year period you will not directly or indirectly operate or promote within five miles of any Dollar Tree store: 1.) a facility or business of at least 500 square feet dedicated to a single price point at or below $1.00; 2.) engage in any type of paper, internet or electronic solicitation dedicated to a single price point at or below $1.00; or 3.) operate any discount variety store selling more than $100,000 per year dedicated to a single price point at or below $1.00. In agreeing to this provision, you acknowledge that Dollar Tree is a growing company that currently operates in 47 or more states.

As a fundamental condition of this SEVERANCE provision, you also agree not to directly or indirectly influence or attempt to influence any supplier, service provider or other person or entity with whom Dollar Tree does business to modify, terminate or change the course of dealing or any written or verbal agreement that Dollar Tree has with such person or entity or take other action that would adversely impact Dollar Tree's relationship with its suppliers or service providers.

As a fundamental condition of the SEVERANCE provision, you also agree not to directly or indirectly hire or attempt to hire any Dollar Tree employee or to solicit, induce or attempt to solicit or induce any Dollar Tree employee to leave his or her job for any reason whatsoever, without the prior written consent of Dollar Tree. This limitation on hire and solicitation, however, does not prohibit solicitations for employment by means of general advertisement, such as newspaper, that is not targeted specifically at Dollar Tree employees.

For SEVERANCE purposes, "cause" shall include: (a) conduct that would constitute a felony or crime involving moral turpitude; (b) conduct that would tend to discredit Dollar Tree or be disloyal to Dollar Tree; (c) embezzlement or misappropriation of funds or property of Dollar Tree; (d) gross or repeated neglect of duties after having received a warning; (e) failure to promptly comply with rules, policies or directives of Dollar Tree; or (f) other conduct that creates a serious threat to the orderly handling of Dollar Tree's affairs.

Any controversy concerning this SEVERANCE provision shall be submitted to arbitration pursuant to the rules of the American Arbitration Association. The determination of the arbitrator shall be final and binding and conclusive on all parties. The cost of the arbitration shall be borne by the party losing the arbitration.

This SEVERANCE provision is not intended to confer an employment contract of any nature, either express or implied. It does not change your employment-at-will status.

DOLLAR TREE STORES, INC

By: _/s/ Bob Sasser____________________
Bob Sasser,
Chief Executive Officer

_/s/ Robert H. Rudman____________
ROBERT H. RUDMAN,
Executive

Forward to Exhibit 21.1

Return to Form 10K